Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

AND

TERMINATION OF LEASES

By and Among

ALTERRA HEALTHCARE CORPORATION

a Delaware corporation, as "Purchaser"

and

MEDITRUST ACQUISITION COMPANY LLC,

a Delaware limited liability company, as "Seller"

and

ALS LEASING, INC., a Delaware corporation, as "Lessee"

AGREEMENT OF PURCHASE AND SALE AND TERMINATION OF LEASES

          THIS AGREEMENT OF PURCHASE AND SALE AND TERMINATION OF LEASES (this "Agreement") is made and entered into effective as of the 29th day of June, 2001, by and between MEDITRUST ACQUISITION COMPANY LLC, a Delaware limited liability company (hereinafter referred to as "Seller"), ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (hereinafter referred to as "Purchaser") and ALS LEASING, INC., a Delaware corporation (hereinafter referred to as "Lessee").

W I T N E S S E T H:

          WHEREAS, Seller and its affiliates, Meditrust of Kansas, Inc. and T and F Properties, LP, a Delaware limited partnership (collectively, the "Meditrust Entities") own a portfolio of assisted living facilities that are leased to Lessee or Assisted Living Properties, Inc., a Delaware corporation ("ALP"), that is an affiliate of Lessee and a subsidiary of the Purchaser (Lessee and ALP shall be collectively referred to herein as the "Alterra Lessees" and the portfolio of assisted living facilities leased by the Alterra Lessees from the Meditrust Entities shall be collectively referred to herein as the "Alterra-Meditrust Pool");

          WHEREAS, the Alterra Lessees are directly owned and controlled by Purchaser and Purchaser and the Alterra Lessees regularly transact business with each other, with the Purchaser providing working capital, financial and management services and benefits and other other services and benefits to and for the Alterra Lessees;

          WHEREAS, the Alterra Lessees and Purchaser each received direct and indirect benefits from the consummation of each of the transactions evidenced by the facility lease agreements relating to the Alterra-Meditrust Pool (collectively, the "Meditrust/Alterra Leases") and, in consideration of such benefits, the obligations under documents evidencing and/or securing the Meditrust/Alterra Leases (collectively, the "Meditrust/Alterra Lease Documents") are cross-defaulted and cross-collateralized and Purchaser has guarantied the ogbligations of the Alterra Lessees under the Meditrust/Alterra Lease Documents;

          WHEREAS, during the past several months, Purchaser, the Alterra Lessees and certain of their respective subsidiaries and/or affiliates have experienced cash flow shortfalls at certain of their respective facilities and businesses;

          WHEREAS, as a result of such cash flow shortfalls, Purchaser and the Alterra Lessees have requested that the Meditrust Entities waive certain provisions in the Meditrust/Alterra Lease Documents that (a) require that the Alterra Lessees and Purchaser comply with certain financial covenants, (b) provide that any default by the Alterra Lessees and Purchaser under certain financing or other credit arrangements with unrelated third parties allowed under the Meditrust/Alterra Lease Documents constitute a default under the Meditrust/Alterra Lease Documents and/or (c) provide that any admission of an inability to pay its debts or of insufficient liquidity by Purchaser or subsidiaries of Purchaser other than the Alterra Lessees constitute a default under the Meditrust/Alterra Lease Documents (collectively, the "Financial Performance Provisions") in order to allow Purchaser, the Alterra Lessees and Purchaser's other subsidiaries an opportunity to develop and implement a business plan to address the cash flow shortfalls that they are experiencing;

          WHEREAS, subject to certain terms and conditions, the Meditrust Entities have waived, on two prior occasions, compliance with the Financial Performance Provisions (such waivers are collectively referred to herein as the "Prior Waivers") for a period that will expire on July 31, 2001;

          WHEREAS, Purchaser, the Alterra Lessees and Purchaser's other subsidiaries have continued to experience cash flow shortfalls and, as a result, Purchaser and the Alterra Lessees anticipate a future inability to comply with the Financial Performance Provisions and certain other obligations under the Meditrust/Alterra Lease Documents;

          WHEREAS, Purchaser and the Alterra Lessees wish to (i) avoid the damage to their respective businesses and reputations which may result from any future inability to comply with the Financial Performance Provisions under the Meditrust/Alterra Lease Documents and any subsequent exercise by the Meditrust Entities of their rights and remedies in connection therewith and (ii) alleviate the cash flow shortfall that they are experiencing;

          WHEREAS, the Meditrust Entities wish to avoid (i) the damage to the reputation and other goodwill of the facilities demised under the Mediturst/Alterra Leases that may result from any future inability of the Purchaser and the Alterra Lessees to perform their respective obligations under the Meditrust/Alterra Lease Documents as a consequence of their deteriorating financial condition and (ii) the delay and expense attendant to any exercise of their rights and remedies under the Meditrust/Alterra Lease Documents;

          WHEREAS, included in the Alterra-Meditrust Pool are the premises owned by Seller and demised to Lessee under the eight (8) Facility Lease Agreements more particularly identified on Exhibit A, attached hereto and incorporated herein by referenced (collectively, the "Existing Leases") whereby Lessee leases the Facilities (as hereinafter defined);

          WHEREAS, Purchaser desires to purchase all of the premises demised under the Existing Leases, including without limitation, each "Facility" as defined under each of the Existing Leases (collectively, the "Facilities") at a favorable price from Seller, so that Purchaser and Lessee may then, in turn, sell the Facilities and Lessee's business operations at such Facilities to a third party (with whom Lessee has entered into an agreement to sell such assets at a favorable price to Lessee) in order to (i) eliminate the on-going liabilities and obligations of the Purchaser and Lessee under the Existing Leases and related to the operation of the Facilities and (ii) raise cash from the sale to be used for future working capital needs and to address their cash flow shortages;

          WHEREAS, Purchaser and the Alterra Lessees have also requested that the Meditrust Entities extend the Prior Waivers;

          WHEREAS, it is a condition precedent of the willingness of Seller to sell the Facilities to Purchaser, at a discounted price, and to agree with Meditrust of Kansas, Inc. to extend the Prior Waivers that the Alterra Lessees amend the Meditrust/Alterra Leases to eliminate all rights of first refusal granted to the Alterra Lessees therein (such amendment shall be referred to herein as the "Waiver of the Rights of First Refusal"); and

          WHEREAS, Purchaser and the Alterra Lessees have agreed to the Waiver of the Rights of First Refusal because the extension of the Prior Waivers and the consummation of the sale of the Facilities to the Purchaser will provide direct and indirect benefits to Purchaser and the Alterra Lessees by allowing such parties to avoid defaults under the Meditrust/Alterra Leases (which could lead to the Meditrust Entities exercising their rights and remedies thereunder to the disadvantage of Purchaser and the Alterra Lessees and their respective business operations), by eliminating certain on-going liabilities under the Meditrust/Alterra Lease Documents and by generating additional cash for Purchaser and the Alterra Lessees to assist such parties in addressing their deteriorating financial condition; while the Waiver of the Rights of First Refusal will have no adverse impact on (i) the on-going operations of the remaining facilities in the Alterra-Meditrust Pool, (ii) the values of the respective business operations of Purchaser and the Alterra Lessees or (ii) the ability of Purchaser and the Alterra Lessees to meet their debts as they become due.

          NOW, THEREFORE, for and in consideration of the foregoing, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and Lessee hereby agree as follows:

1.          Purchase and Sale of Facilities.

          Upon and subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller, and Seller shall sell to Purchaser, the following described property:

A.          Real Property. Fee simple title in and to all those tracts or parcels of land described on Exhibit B attached hereto and made a part hereof (the "Land"), including, without limitation, (a) any and all buildings or structures located on the Land and all other Improvements (as hereinafter defined), (b) all easements appurtenant to the Land and other licenses, grants of right, privileges or other agreements appurtenant to the Land or for the benefit of or belonging to the Land regardless of whether situate upon the Land, and regardless of whether specifically referenced on Exhibit B attached hereto, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights of Seller as the owner of the Land, if any, (d) all right, title and interest, if any, of Seller as the owner of the Land in and to any and all swales, strips and gores of land located on or adjacent to the Land, (e) all right, title and interest of Seller as the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land, and (f) all rights of Seller, if any, as the owner of the Land to development of the Land appurtenant to the Land and granted by governmental entities having jurisdiction over the Land (the Land and all of the foregoing interests are sometimes hereinafter collectively referred to as the "Real Property").

B.          Residency Agreements. The interest of Seller, if any, in and to all residency agreements, entrance agreements and other agreements for use or occupancy of all or any portion of each of the Facilities entered into by all residents currently occupying beds or units in the Facilities (hereinafter collectively referred to as "Residents") (collectively, the "Residency Agreements").

C.          Improvements. All buildings, structures (surface and subsurface) and other improvements and fixtures situated on or attached to or constituting a portion of all or any portion of the Real Property (herein collectively referred to as the "Improvements").

D.          Personal Property. The interest of Seller, if any, in and to all personal property located at the Facilities and used or useable in connection with any present or future occupation, operation or maintenance of all or any part of the Real Property or the Improvements or both, together with (to the extent not constituting a portion of the Real Property or the Improvements) all of Seller's interest, if any, in all fixtures, trade fixtures, furniture, furnishings, carpeting, draperies, linens, fittings, equipment, machinery, apparatus and appliances, now located on the Real Property or the Improvements or both and used or useable in connection with any present or future occupation or operation of all or any part of the Real Property or the Improvements or both, including, without limitation, all elevators, escalators, boilers, furnaces, heating, ventilating and air-conditioning systems, furnishings and equipment, building drawings, plans and specifications, building materials and wall partitions, sprinkler and well systems, sewerage systems, electrical equipment, fire prevention and extinguishing apparatus, engineering, maintenance, cooking, housekeeping and medical or therapeutical supplies and materials, mowers and edgers and other lawn maintenance equipment and supplies, vans, buses, automobile or other motor vehicles,fuel and other supplies of all kinds whether used, unused or in stock for future use in connection with the occupation, maintenance or operation of the Facilities, which are on hand on the date hereof (the aforesaid items are hereinafter collectively referred to as the "Personal Property").

          E.          Service Contracts. The interest of Seller, if any, in and to any service, supply, development, construction, management, maintenance or other contracts for leasing, management, maintenance or operation of the Facilities (other than the Existing Leases), including, but not limited to, all leases by which equipment is leased and is located at the Facilities and used in connection with the occupation, operation or maintenance of the Facilities, and all operating files relating to all of the aforesaid (herein collectively referred to as the "Service Contracts"). A summary list of all Service Contracts in effect as of the date of this Agreement to which Seller is a party but to which the Lessee is not a party is attached hereto as Exhibit C and made a part hereof.

          F.          Operating Interests. Any other interest, if any, of Seller, in and to the Real Property and the Improvements or pertaining thereto (hereinafter collectively referred to as the "Operating Interests"), including, without limitation, any and all of the following:

          (i)          The interest, if any, of Seller conducted at the Facilities as a going concern, including without limitation, any name or trade name by which the Improvements or the Facilities or any part thereof may be known (expressly excluding, however the name "Meditrust", the name of Seller and any affiliates of Seller and all derivations thereof) including, but not limited to names, if any, used on the date hereof in connection with the ownership and operation of the Facilities, and all registrations for such names, if any, and all intangible rights or interests associated with the Facility, including without limitation goodwill and going concern value, the registrations therefor and any and all marketing materials, promotional materials, letterhead, envelopes or other materials bearing such names and logos, if any;

          (ii)          To the extent assignable or transferable, the interest of Seller, if any, in each and every bond, guaranty and warranty concerning the Improvements and the Personal Property, including, without limitation, any roofing, air conditioning, heating, elevator or other bond, guaranty and warranty relating to the construction, maintenance or replacement of the Improvements or any portion thereof;

          (iii)          The interest of Seller, if any, in and to all licenses, permits, accreditations, approvals and certificates used in or relating to the ownership, occupancy or operation of any part of the Facilities, to the extent and only to the extent the same can be assigned or transferred in accordance with applicable law (hereinafter collectively referred to as the "Permits"); and

          (iv)          Any appurtenant and reciprocal easements or other instruments affecting the Real Property, including all amendments and modifications, if any, relating thereto.

The Real Property, the Improvements, the Residency Agreements, the Existing Leases, the Service Contracts, the Personal Property and the Operating Interests related to and associated with a specific Facility are herein collectively referred to as the "Facility."

2.          Purchase Price for the Facilities; Earnest Money.

A.          Payment. Subject to adjustments as may be applicable pursuant to Paragraph 5 hereof, the purchase price for the Facilities is SEVEN MILLION SIX HUNDRED THOUSAND ($7,600,000) DOLLARS (the "Purchase Price") and the portion of the Purchase Price allocated to each Facility shall be as set forth on Exhibit D attached hereto and made a part hereof (each, the "Facility Purchase Price"). The Purchase Price shall be payable to Seller on the Closing Date (as hereinafter defined) for the Facilities in accordance with Paragraph 3 hereof, subject to the prorations and adjustments set forth herein, by wire transfer through the federal reserve system in immediately available funds to an account designated by Seller in advance. At the Closing (as hereinafter defined), to the extent necessary, pursuant to the Closing Statement to be executed by the parties hereto pursuant to Paragraph 7G, the escrow agent designated by Purchaser, Seller and Lessee to facilitate the consummation of the transaction contemplated by this Agreement, shall be authorized to wire transfer such portion of the Purchase Price as is necessary to satisfy any and all existing Monetary Encumbrances (as hereinafter defined) with respect to the Facilities, all of which shall be paid and satisfied at the Closing, including without limitation, the amount of the outstanding principal, accrued but unpaid outstanding interest, all prepayment penalties and all other sums owed or claimed in order to cause the holder of any Monetary Encumbrance secured by the Facilities to release and satisfy all amounts due with respect thereto as of the Closing Date directly to the holder of such Monetary Encumbrances.

B.          Allocation. Purchaser and Seller hereby agree that for purposes of reporting this transaction to the Internal Revenue Service the Facility Purchase Prices for each Facility shall be allocated entirely to the Real Property, and the Improvements, and no portion of the Facility Purchase Prices will be allocated to the Personal Property or the Operating Interests.

3.          Closing.

          The closing or settlement of the purchase and sale of each of the Facilities, the termination of the Existing Leases and the amendment of the remaining Meditrust/Alterra Lease Documents occurring simultaneously herewith (the "Closing") shall be held in accordance with the provisions of this Paragraph 3. The Closing shall occur on the date hereof (the "Closing Date") and be consummated by delivering all of the Transaction Documents (as hereinafter defined) and the Purchase Price to an escrow agent mutually agreed upon by the parties hereto.

A.          Delivery; Possession. At the Closing, Seller shall deliver to Purchaser the items required of Seller as elsewhere set forth herein and Purchaser shall deliver to Seller the Purchase Price, subject to the prorations and adjustments as provided in Paragraph 5, and the items required of Purchaser as elsewhere set forth herein. Seller shall deliver title to the Facilities to Purchaser at the time of the Closing subject only to the Permitted Title Exceptions (as hereinafter defined). As used herein, Permitted Title Exceptions shall mean the "Existing Encumbrances" as defined in the Limited Warranty Deeds (as hereinafter defined).

B.          Transfer Taxes. Purchaser shall pay any and all city, county or state conveyance or transfer taxes, state stamp or documentary taxes and surtax stamps due upon the transfer of each Facility or the deed evidencing same (including recording costs).

C.          Seller's Closing Costs. Seller shall pay the costs (including recording costs) of any cure of title defects required of Seller hereunder and the fees and expenses of Seller's own attorneys.

D.          Purchaser's Closing Costs. Purchaser shall pay the cost of the title examinations, the premium for the Title Policies (as hereinafter defined), the costs of any surveys of the Real Property obtained by Purchaser, the costs of any other investigations, studies and appraisals conducted by Purchaser, and the fees and expenses of Purchaser's own attorneys.

E.          Other Costs. All other closing costs shall be paid by the party incurring same.

4.          Title and Survey.

          At the Closing, Seller shall convey and transfer to Purchaser title to the Facilities which shall be free and clear of, and shall not be subject to any of the following matters arising by, through or under Seller or any of Seller's affiliates (provided, however, that any of such following matters that arise by, through or under Lessee or Purchaser or any of their respective affiliates shall be deemed to be Permitted Title Exceptions hereunder): any mechanics', materialmen's or similar liens, pledges, mortgages, deeds of trust, security deeds, security agreements, liens, judgments, conditional sales contracts, UCC financing statements or liens evidenced thereby, encumbrances, ground rents, past due taxes or assessments (other than those that Lessee is responsible for under the Existing Leases), fines, levies or other encumbrances of a monetary nature or capable of being released upon payment of a specified amount (herein collectively referred to as "Monetary Encumbrances") or leases, tenancies, covenants, conditions, restrictions, right-of-ways, easements, encroachments or any other agreements, contracts, rights, acts or other matters of any nature affecting the title thereto, except for the Permitted Title Exceptions or arising by, through or under Lessee. Purchaser at its option may elect to obtain one or more owner's policies of title insurance (collectively, the "Title Policies") issued by a nationally recognized title insurance company (the "Title Company") relating to the Facilities.

5.          Prorations and Credits at Closing.

          Inasmuch as Lessee is responsible for payments of all costs and expenses associated with the Facilities pursuant to the Existing Leases, Seller and Purchaser agree that there shall be no prorations or credits at the Closing for matters customarily prorated at closings of improved real property, including without limitation real estate taxes and assessments, prepaid monthly rent paid by Residents, security deposits or custodial accounts with respect to Residents, utility expenses or deposits, service contract payments, personal property taxes, payroll or accrued benefits or other similar items. Notwithstanding the foregoing, however, in the event that on the Closing Date, there has been any rent prepaid under the Existing Leases by Lessee, Lessee hereby directs Seller to refund such prepaid rent by providing Purchaser a credit for such amount against the Purchase Price. In addition, Lessee hereby directs Seller to refund, all security deposits or other cash collateral held by Seller under the Existing Leases as of the Closing Date by providing Purchaser with a credit for such amounts against the Purchase Price. The parties hereto acknowledge and agree that no letters of credit were posted in connection with the Existing Leases.

          Notwithstanding anything to the contrary set forth in the Existing Leases, on the Closing Date, Lessee agrees to pay to Seller, an amount equal to the Seller's reasonable estimate of the Additional Rent (as defined under each of the Existing Leases) due under the Existing Leases for the quarter in which the Closing Date occurred (the "Closing Quarter"), as more particularly shown on the Allocation Schedule attached hereto as Exhibit E. Within ninety (90) days after the Closing Date, the Purchaser shall deliver to the Seller, for each Facility, an Officer's Certificate (as defined under the Existing Leases) reasonably acceptable to the Seller and certified by the chief financial officers of Lessee and Purchaser, setting forth the Gross Revenues for such Facility for the period from the commencement of the Closing Quarter through the Closing Date. A final reconciliation of the Additional Rent due under each Existing Lease for the Closing Quarter shall be made based upon such Officer's Certificate. If, as a result of such reconciliation, (a) the Additional Rent determined to be due under each Existing Lease for the Closing Quarter exceeds the amount paid by Lessee on or prior to the Closing Date, then Purchaser agrees to pay, or to cause Lessee to pay, such difference to Seller within ten (10) days after such final reconciliation, or (b) the Additional Rent determined to be due under each Existing Lease for the Closing Quarter is less than the amount paid by Lessee on or prior to the Closing Date, then Seller agrees to refund such overpayment to Lessee within ten (10) days after such final reconciliation. The obligations set forth in this paragraph shall survive the Closing.

6.          Confidentiality.

          Purchaser agrees that all nonpublic documents and information provided to Purchaser by Seller and/or their advisors, affiliates and agents regarding the Facilities (excluding, however, such information already in possession of Purchaser, Lessee and/or their advisors, affiliates and agents) (the "Confidential Information") shall remain confidential and neither Purchaser nor its advisors, affiliates or agents shall disclose the Confidential Information to any person, unless required by law, other than Purchaser's advisors, affiliates and agents for the purposes of consummating the transaction contemplated herein, all of whom shall be bound by this confidentiality provision. Purchaser will be responsible for any breach of the provisions of this Paragraph 6 by any of its advisors, affiliates or agents that have received the Confidential Information. In the event that Purchaser or anyone to whom Purchaser has transmitted such Confidential Information are requested to or become legally compelled to disclose any of such Confidential Information, Purchaser will provide Seller with prompt notice so that Seller may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Paragraph. In the event that such protective order or other remedy is not obtained, or Seller waives compliance with the provisions of this Paragraph 6, Purchaser will furnish only that portion of the Confidential Information which is legally required and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information. The provisions of this Paragraph 6 shall survive the Closing and shall not reduce any liability of any affiliate of Purchaser that may exist under any preexisting confidentiality or similar agreement.

7.          Conveyances and Deliveries at the Closing.

          All of the documents and other instruments required to be delivered hereunder at the Closing shall be collectively referred to herein as the "Transaction Documents".

A.          Deed; Affidavit. At the Closing, Seller shall convey the Land comprising a part of each Facility, together with any easements appurtenant thereto and any Improvements thereon, to Purchaser using the form of deed used in Wisconsin that limits the warranties of title therein contained to matters arising by, through or under the grantor thereunder (each such deed to be delivered hereunder shall be collectively referred to herein as the "Limited Warranty Deeds"), subject only to the Permitted Title Exceptions. The Limited Warranty Deeds shall be accompanied by completed and executed transfer tax affidavits or similar instruments in the prescribed forms and, if permissible or required under applicable law, Purchaser agrees to execute the same. Seller shall also execute and deliver, with respect to each Facility, an owner's affidavit limited to Seller's knowledge and relating only to matters arising directly by action (or omission) of Seller (or any of its affiliates) in any form reasonably requested by Title Company and reasonably acceptable to Seller to enable Title Company to endorse over or delete the exceptions from the Title Policies related to Seller for mechanics', materialmen's and other similar liens, rights of parties in possession under unrecorded leases (other than the applicable Residents at each Facility). The foregoing obligation of Seller is conditioned upon Seller's receipt of copies of the commitments for the Title Policies and copies of any title exceptions referenced therein requested by Seller.

B.          Bill of Sale. At the Closing, Seller shall also convey all of its interest, if any, in the Personal Property comprising a part of each Facility to Purchaser by Limited Warranty Bill of Sale, which Bill of Sale shall contain only such warranties and representations as are necessary to ensure to Purchaser that Seller's title to the Personal Property, if any, is free and clear of any encumbrances or interests of others arising by, through or under Seller. Seller shall also deliver endorsed certificates of title to any motor vehicles to be conveyed pursuant hereto, if any, and releases of any UCC Financing Statements related to the Facilities.

C.          Assignment of Residency Agreements. At the Closing, Seller shall quitclaim to Purchaser Seller's interest, if any, in and to the Residency Agreements.

D.          Assignment of Operating Interests. At the Closing, Seller shall quitclaim to Purchaser Seller's interest, if any, in the Operating Interests comprising a part of such Facility.

E.          Intentionally Omitted.

F.          Section 1445 Certificate; Form 8594. At the Closing, Seller shall also execute and deliver to Purchaser a certificate and affidavit with respect to Section 1445 of the Internal Revenue Code stating that Seller is not a foreign person as defined in said Section 1445 and applicable regulations thereunder. At the Closing, Seller and Purchaser shall execute an agreement to timely file IRS Form 8594 with the Internal Revenue Service reflecting the agreed upon allocation of the Facility Purchase Price as provided in Paragraph 2.B.

G.          Closing Statement. At the Closing, Seller and Purchaser shall execute and deliver a Closing Statement which shall, among other items, set forth the Purchase Price, all credits against the Purchase Price, the amounts of all prorations and other adjustments, if any, to the Purchase Price and all disbursements made at the Closing.

H.          Intentionally Omitted.

I.          Release of Monetary Encumbrances; Amendment to Meditrust Documents. At Closing, Seller shall cause all Monetary Encumbrances encumbering each Facility to be paid and satisfied in full and released of record. In addition, Seller, Purchaser and the Alterra Lessees shall execute and deliver such documents and instruments as necessary or appropriate (i) to cause the Facilities to be released from all security interests granted in connection with the Existing Leases as security therefor, (ii) to modify and amend all documents and instruments between (x) the Meditrust Entities and (y) Purchaser and/or any of the Alterra Lessees with respect to the remainder of the Alterra-Meditrust Pool to release the Facilities therefrom as collateral (provided such releases shall expressly exclude any obligations which by their terms survive termination) and (iii) to modify all of the Meditrust/Alterra Leases (other than the Existing Leases) to, among other things, (x) eliminate all rights of first refusal granted to the Alterra Lessees thereunder and (y) extend the Prior Waivers through December 31, 2001.

J.          Termination of Existing Leases and Acknowledgement of Survival of Certain Obligations. At the Closing, (i) Seller and Lessee shall terminate the Existing Leases and (ii) Seller, Lessee and Purchaser shall execute and deliver an agreement acknowledging that certain provisions of the Existing Leases and of other documents and instruments executed in connection with the Alterra-Meditrust Pool survive the termination of the Existing Leases, notwithstanding the release of the Facilities as collateral for the obligations of the Alterra Lessees and Purchaser with respect to the Alterra-Meditrust Pool.

K.          Other Conveyances and Instruments. At the Closing, Seller shall also execute and deliver to Purchaser a conveyance or assignment of any portion of the Facilities sold hereunder for which the conveyance or assignment is not otherwise provided in this Paragraph 7.

8.          Seller's Representations and Warranties.

          Seller, as of the date of the execution of this Agreement by Seller, represents and warrants to Purchaser as follows (which representations and warranties shall survive the Closing):

A.          Title to Real Property and Personal Property. Seller is the owner of title to the Real Property and the Improvements comprising of each Facility and is the holder of the interest of the landlord under the Existing Leases free and clear of all encumbrances arising by, through or under Seller except for (i) the Permitted Title Exceptions and (ii) Monetary Encumbrances that will be paid by Seller at the Closing.

B.          [INTENTIONALLY DELETED].

C.          [INTENTIONALLY DELETED].

D.          No Other Leases. There are no leases or other agreements relating to use or occupancy of the Facilities arising by, through or under Seller, except for the Existing Leases.

E.          Service Contracts; Other Contracts. There are no Service Contracts or other management, real estate, leasing, rental commission, service, maintenance, employment, union or other contracts of any kind or description in existence relating to any Facility and which arise by, through or under Seller, except for the Permitted Title Exceptions and the Existing Leases.

F.          [INTENTIONALLY DELETED].

G.          Litigation and Other Proceedings. To Seller's knowledge there are no judgments entered or unsatisfied against Seller which have attached or could attach to the Facilities or title thereto. To Seller's knowledge there is no litigation, claim or proceeding pending or threatened against or relating to Seller's ownership or title to any Facility, nor does Seller know of any basis for any such action. To Seller's knowledge there is no governmental investigation relative to Seller (i) which relates to any Facility or Seller's ownership or title to any Facility or (ii) which could have a material adverse effect on the Facilities, Seller's ownership thereof or Seller's ability to perform hereunder, nor does Seller know of any basis for any such action. Seller is not in the hands of a receiver nor has Seller filed for protection under any bankruptcy or insolvency statute nor has an order for a receivership, stay, or other similar relief under any bankruptcy or insolvency statute been entered with respect to Seller.

H.          [INTENTIONALLY DELETED].

I.          [INTENTIONALLY DELETED].

J.          [INTENTIONALLY DELETED].

K.          Pending Condemnation Proceedings. Seller has received no written notice of, and to Seller's knowledge there is no pending condemnation or eminent domain proceedings which would affect any Facility, or any part thereof or access thereto.

L.          Disclosure. No statement, warranty or representation by Seller contains an untrue statement of material fact or omits to state a material fact necessary in order to make the statements made in light of the circumstances under which such statements are made not misleading.

M.          Authority. Seller is duly formed, validly existing and in good standing under the laws of the state of Delaware. Seller has the full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Seller (i) has been duly and validly authorized by all necessary action on the part of such Seller, (ii) does not conflict with or result in a violation of Seller's operating agreement or other governing instruments, or any judgment, order or decree of any court or arbiter in any proceeding to which Seller is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Seller is bound or to which it is a party. This Agreement and the other Transaction Documents to which Seller is a party are the valid and legally binding obligations of Seller enforceable in accordance with their respective terms.

9.          Purchaser's Representations and Warranties.

          Purchaser, as of the date of the execution of this Agreement by Purchaser, represents and warrants to Seller as follows (which representations and warranties shall survive the Closing):

A.          Organization, Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the full power and authority to execute and deliver this Agreement and all of the other Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Purchaser (i) has been duly and validly authorized by all necessary action on the part of Purchaser, (ii) does not conflict with or result in a violation of Purchaser's Articles of Incorporation or Bylaws, each as amended, or any judgment, order or decree of any court or arbiter in any proceeding to which Purchaser is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Purchaser is bound or to which it is a party. This Agreement and the other Transaction Documents to which it is a party are the valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms.

B.          No Bankruptcy. Purchaser is not in the hands of a receiver nor has Purchaser filed for protection under any bankruptcy or insolvency statute nor has an order for a receivership, stay or other similar relief under any bankruptcy or insolvency statute been entered with respect to Purchaser.

C.          Hart-Scott-Rodino. The value of assets being acquired in connection with the Facilities, collectively, that are not exempt from the requirements of the Hart-Scott-Rodino Act pursuant to 16 C.F.R. § 802.2 does not equal or exceed $15,000,000 in the aggregate.

10.          Lessee's Representations and Warranties.

          Lessee, as of the date of the execution of this Agreement by Lessee, represents and warrants to Seller as follows (which representation and warranties shall survive the Closing):

A.          Organization, Power and Authority. Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Lessee has the full power and authority to execute and deliver this Agreement and all of the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by Lessee (i) has been duly and validly authorized by all necessary action on the part of Lessee, (ii) does not conflict with or result in a violation of Lessee's Articles of Incorporation or Bylaws, each as amended, or any judgment, order or decree of any court or arbiter in any proceeding to which Lessee is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Lessee is bound or to which it is a party. This Agreement and the other Transaction Documents to which it is a party are the valid and legally binding obligations of Lessee enforceable in accordance with their respective terms.

B.          No Bankruptcy. Lessee is not in the hands of a receiver nor has Lessee filed for protection under any bankruptcy or insolvency statute nor has an order for a receivership, stay or other similar relief under any bankruptcy or insolvency statute been entered with respect to Lessee.

11.          AS-IS Condition of the Facilities. Purchaser acknowledges that (a) its subsidiary, Lessee or other affiliates of Purchaser have been the operators of the Facilities since the inception of the Existing Leases and prior thereto, (b) Lessee is currently in possession of the Facilities, (c) Lessee and Purchaser each examined and otherwise acquired knowledge of the condition of the Facilities and found the same to be in good order and repair and satisfactory for its purposes, (d) Purchaser and Lessee have independent and thorough knowledge of the Facilities, the title thereto and all matters affecting the same, (e) Purchaser and Lessee have made their own inquiry and investigation into, and based thereon have each formed an independent judgment concerning the Facilities and the operation thereof and are not relying on Seller for any facts or information with respect thereto, and (f) except for the express representations and warranties contained herein and/or in any of the Transaction Documents (collectively, the "Seller's Reps and Warranties"), Seller is not making, and Purchaser is not relying upon, any representation or warranty, express or implied, of any nature whatsoever with respect to the Facilities, except for claims or causes of actions arising out of any breach or default under Seller's Reps and Warranties. Consequently, Purchaser and Lessee waive any and all claims and causes of action, now or hereafter arising, against Seller in respect of the condition of the Facilities. No such waiver shall limit any express representations or warranties made by Seller in the Transaction Documents. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE FACILITIES, EITHER AS TO THEIR FITNESS FOR ANY PARTICULAR PURPOSE OR USE, THEIR DESIGN OR CONDITION OR OTHERWISE, OR AS TO DEFECTS IN THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT; IT BEING AGREED THAT ALL RISKS RELATING TO THE DESIGN, CONDITION AND/OR USE OF THE FACILITIES ARE TO BE BORNE FROM AND AFTER THE CLOSING BY PURCHASER. DURING THE PENDANCY OF THE EXISTING LEASES, PURSUANT TO THE TERMS THEREOF, LESSEE ASSUMED AND, AS OF THE CLOSING DATE, PURCHASER AGREES TO ASSUME ALL RISKS RELATING TO (I) THE PHYSICAL CONDITION OF THE FACILITIES, (II) THE SUITABILITY OF EACH FACILITY FOR OPERATION, (III) THE COMPLIANCE OR NON-COMPLIANCE OF THE FACILITIES WITH ALL APPLICABLE REQUIREMENTS OF LAW, INCLUDING BUT, NOT LIMITED TO, ENVIRONMENTAL LAWS AND ZONING AND OTHER LAND USE LAWS, (IV) ALL MATTERS THAT A SURVEY OF THE LAND MAY DISCLOSE AND (V) WHETHER TITLE TO THE FACILITIES IS INSURABLE.

          Without limiting the generality of the foregoing, the acceptance by Purchaser of the Limited Warranty Deeds shall be deemed to be a full performance and discharge of every agreement and obligation of Seller hereunder, except those obligations hereunder that by their express terms survive such acceptance, and except any express representations or warranties made by Seller herein or in any of the other Transaction Documents.

12.          Notices.

          All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) nationally recognized overnight delivery service for next business day delivery (such as Express Mail, Federal Express or Airborne Express), or (d) facsimile or telecopier, provided a confirming copy thereof is thereafter also sent via the methods described in (a)-(c), above, with all postage and delivery charges paid by the sender and addressed to Purchaser or Seller, as applicable, as follows. Such notices delivered (a) by hand shall be deemed received upon actual delivery, (b) by overnight delivery service shall be deemed received on the business day following the date of deposit with such overnight service, (c) by mail shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing, and (d) by facsimile or telecopier shall be deemed received upon the date the sender receives verbal or electronic confirmation of such transmission, without regard to when the confirming copy is sent or delivered. Said notice addresses are as follows:

If to Seller:

c/o La Quinta Properties, Inc.
197 First Avenue, Suite 300
Needham, MA 02494-9127
Attn: Michael F. Bushee
Telecopier: (781) 433-1290
Telephone: (781) 433-6000

with a copy to:

Nutter, McClennen & Fish, LLP
One International Place
Boston, MA 02110
Telecopier: (617) 310-9891

If to Purchaser:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attn: Mark W. Ohlendorf
Telecopier: (414) 918-5055
Telephone: (414) 918-5403

with a copy to:

Rogers & Hardin LLP
2700 International Tower
Peachtree Center
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attention: Miriam J. Dent
Telecopier: (404) 525-2224
Telephone: (404) 420-4608

Either party may change its address for notices hereunder upon not less than five (5) days notice to the other, and either party's counsel may give notice on behalf of their respective clients. Inability to give notices due to incorrect address or due to failure of a party to give notice of a change of address, refusal to accept notices, and inability to transmit notices due to mechanical or other difficulties on the recipient's end (including without limitation a malfunctioning facsimile machine) shall be deemed to be effective notice hereunder.

13.          Brokers.

          Each party hereto represents and warrants to the other that it has not employed any broker, finder or other person or entity who might, by reason thereof, have any claim for payment of any brokerage commission, finder's fee or other similar compensation from any other party hereto. Seller and Purchaser further represent and warrant that they each shall be responsible for payment of any broker or finder employed (expressly or impliedly) by them, respectively. Seller and Purchaser shall and do hereby indemnify and defend the other against and hold the other harmless of and from all claims, demands and liabilities for any breach of the foregoing representations and warranties, including without limitation, for any commission, fee or other compensation payable to or claimed by any broker or finder employed (express or implied) by it or with whom it made an agreement (express or implied) to pay a broker's commission, a finder's fee or other compensation. The provisions of this Paragraph 13 shall survive any closings hereunder.

14.          Survival of Representations and Warranties.

          The paragraphs of this Agreement that expressly provide they will survive and all representations and warranties contained herein and in any certificate delivered at the Closing shall be deemed to have been relied upon notwithstanding any investigation heretofore or hereafter made or omitted by any party hereto and shall survive the Closing for a period of one (1) year after the date of the Closing hereunder.

15.          General Provisions.

A.          Agreement Binding; Assignment. This Agreement shall be binding upon each party hereto and such party's successors and assigns and shall inure to the benefit of each party hereto and such party's successors and assigns. Purchaser not may assign this Agreement or any Purchaser's rights hereunder without the prior written consent of Seller; provided, however, .that, by prior written notice to Seller, Purchaser may designate a nominee to take title to the Facilities.

B.          Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

C.          Execution Necessary. This Agreement shall not be binding upon Seller or Purchaser until fully executed and delivered by representatives of Seller or Purchaser, as the case may be, and no action taken by Seller's or Purchaser's representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by Seller or Purchaser, as the case may be, and delivered to the other party hereto.

D.          Time is of the Essence. Time is of the essence of the transaction contemplated by this Agreement.

E.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

F.          Interpretation; Date of Agreement. The titles, captions and Paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be jointly and severally liable hereunder, even though the defined term for such party is used in the singular in this Agreement and in each instance in which a defined term for such party is used in the singular it shall mean, collectively, all persons and entities, jointly and severally, and each person or entity constituting a portion thereof, severably. If any time period under this Agreement ends on a day other than a Business Day (as hereinafter defined), then the time period shall be extended until the next business day. The term "Business Day" shall mean Monday through Friday excluding holidays recognized by the state government of the States of Massachusetts and Wisconsin. All references in this Agreement to "the date of this Agreement" shall be deemed to refer to the date set forth in the first Paragraph hereof, which date evidences the effective date of the agreement of the parties as to the terms and conditions set forth herein, regardless of the date when this Agreement was actually executed by both parties. All references in this Agreement to the words "herein", "hereunder", "hereof" or words of similar import shall be deemed to refer to the entirety of this Agreement unless the reference by its terms specifies only a specific portion of this Agreement. Wherever used in this Agreement the phrase "by, through or under Seller" or "by, through or under grantor" shall specifically exclude any actions or omissions by Purchaser and/or Lessee or any of their respective affiliates.

G.          Waiver. Purchaser or Seller, as the case may be, reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of the party so waiving, including without limitation any condition precedent under Paragraph 12 hereof.

H.          Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature and in separate counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall be deemed to be one (1) original. This Agreement shall be deemed fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

I.          Non-Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

J.          Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, unless expressly provided to the contrary herein, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

K.          Exhibits. The exhibits referred to in and attached to this Agreement are incorporated herein in full by reference.

L.          Attorneys' Fees. If there is any legal action, arbitration or proceeding between Seller and Purchaser arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all reasonable costs and expenses, including reasonable attorneys' fees, incurred by such prevailing party in such action, arbitration or proceeding and in any appeal in connection therewith. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys' fees shall be included in and as a part of such judgment.

          IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute and deliver this Agreement as of the day and year first above written.

SELLER:
MEDITRUST ACQUISITION COMPANY LLC, a Delaware limited liability company

By: /s/ Kathryn Arnone
Name: Kathryn Arnone Title: Assistant Secretary

PURCHASER:
ALTERRA HEALTHCARE CORPORATION, a Delaware corporation

By: /s/ Mark W. Ohlendorf
Name: Mark W. Ohlendorf Title: Sr. VP & CFO

LESSEE:
ALS LEASING, INC., a Delaware corporation

By: /s/ Mark W. Ohlendorf
Name: Mark W. Ohlendorf Title: Vice President

EXHIBIT A          Existing Leases

EXHIBIT B          Legal Descriptions (labeled by Facility name).

EXHIBIT C          Service Contracts -- NONE.

EXHIBIT D          Allocation of Purchase Price.

EXHIBIT E          Additional Rent Allocation.

EXHIBIT A

EXISTING LEASES
1.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of June 18, 1997 (Menomonie, WI).

2.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of June 18, 1997 (New Richmond, WI).

3.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of June 18, 1997 (Wisconsin Rapids (WovenHearts), WI).

4.	Facility Lease Agreement by and between Meditrust Acquisition Corporation III, as Lessor, and ALS Leasing, Inc., as Lessee, dated as of November 21, 1997 (Eau Claire, WI).

5.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of November 21, 1997 (Plover, WI).

6.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of November 21, 1997 (Wisconsin Rapids (The Oaks), WI).

7.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of November 21, 1997 (Wausau, WI).

8.	Facility Lease Agreement between Meditrust Acquisition Corporation III, as Lessor and ALS Leasing, Inc., as Lessee, dated as of November 21, 1997. (Medford, WI)